Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”) is made by and between Ken Lee (“Employee”) and StoneMor GP LLC (“the Company”):

1.    Introductory Recitals.

1.1    Date of Separation. Employee’s employment with the Company terminated effective February 1, 2019 (Separation Date”). Employee shall have no further job duties to perform for the Company after that date, other than as set forth herein.

1.2     Payout. Employee will be paid for all time worked up to and including the Separation Date. In addition, pursuant to and in accordance with Company policy, the Company shall: (a) pay to Employee a lump sum amount equivalent to Employee’s accrued, unused vacation time remaining as of the Separation Date (if any); and (b) reimburse Employee for any expenses properly incurred prior to the Separation Date, provided Employee submits valid receipts for such expenses within five (5) business days of the Separation Date.

2.    Consideration.

2.1    The Company’s Obligations. Provided Employee executes and does not timely revoke acceptance of this Agreement as provided in Section 17 below, and returns all Company property in accordance with Section 5 below, the Company shall, subject to the terms and conditions set forth herein:

(a)

Pay to Employee the gross amount of Two Hundred Seventy-Five Thousand Dollars ($275,000.00), less withholding of all applicable federal, state and local taxes. This amount is understood by the Parties to represent fifty-two (52) weeks of severance pay at Employee’s base rate of pay as of the Separation Date, and will be paid to Employee in equal installments accordance with the Company’s regular payroll practices. The first payment will be made within twenty-one (21) days following the expiration of the revocation period set forth in Section 17 below.

(b)	Provide Employee with career outplacement services through Career Minds per the Company’s agreement with Career Minds.

2.2    Other Benefits. If Employee elected healthcare, dental, and/or vision insurance coverage while employed, such coverage shall continue (subject to applicable self-contribution deductions) through the last day of the month in which the Separation Date falls. Thereafter, Employee may be eligible, at Employee’s sole expense, to elect continuation of coverage as provided by COBRA and, if Employee is eligible for continuation coverage, the Company shall provide Employee with all required COBRA information and election forms. Except as to COBRA continuation coverage, Employee’s coverage under any other Company-sponsored insurance and/or benefit plans or any other voluntary benefits programs in which Employee is enrolled or participates shall cease as of the Separation Date.

2.3    Consideration. Employee acknowledges and agrees that the obligations of the Company referenced in Section 2.1 constitute full and adequate consideration for the release set forth in Section 3 and Employee’s other obligations set forth in this Agreement and is not required by any policy, plan or prior agreement. Employee acknowledges and agrees that the consideration reflected in Section 2.1 represents amounts and benefits that are in addition to anything of value to which Employee is otherwise entitled.

2.4    Acknowledgments. Employee acknowledges and agrees that, subsequent to the Separation Date, Employee shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Employee also acknowledges and agrees that Employee has been paid in full for all time worked and has received all other compensation owed by the Company (including, but not limited to, base salary, bonus, overtime, severance, commission, reimbursement, or any other form of compensation including premium compensation), except for any payments owed to Employee pursuant to Section 1 of this Agreement which shall be paid to Employee regardless of whether he signs this Agreement.

3.    Release. Employee and Employee’s agents, successors, assigns and legal representatives, for and in consideration of the obligations set forth herein, do hereby waive, release and forever discharge the Company, as well as the entity doing business under the name StoneMor Partners L.P., including any and all parents, subsidiaries, affiliates, general or limited partners, partnerships, predecessors and successors, as well as present, past, and future directors, officers, shareholders, employees, agents, representatives, attorneys, insurers, reinsurers, agents, successors, and assigns, which may include, but are not limited to, unrelated parties and subsequent purchasers, controlling corporations, and any related or affiliated companies, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, employees, former employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns, which may include, but are not limited to, unrelated parties and subsequent purchasers (hereinafter collectively referred to as “Released Parties”), to the maximum extent permitted by law, from any and all suits, claims, demands, rights, actions, or causes of action of whatever kind or nature, in law or in equity, direct or indirect, known or unknown, matured or not matured (“Claims”), including, but not limited to, any Claims related to Employee’s employment and the cessation of such employment; any Claims of discrimination, retaliation and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by Federal, State or Local law as enacted or amended, including Claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; the Americans with Disabilities Act of 1990, 29 U.S.C. §706 et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 USC § 1161 et seq. and 42 USC § 300bb-1 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the Federal Civil Rights Act of 1991, 42 U.S.C. §1981a et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; the Rehabilitation Act, 29 U.S.C. § 701 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; corollary state fair employment practices laws (including, but not limited to, the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq.; the Pennsylvania Minimum Wage Act, 43 P.S. 333.101, et seq.; the Pennsylvania Whistleblower Law, 43 P.S. § 1421 et seq.); or any other federal or state law, including, without limitation, any Claim of alleged discrimination, retaliation, whistleblower, defamation, slander, libel, invasion of privacy, negligence, breach of contract (express or implied, written or oral), breach of implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, intentional or negligent misrepresentation, negligent evaluation of Employee’s work, negligent supervision, restitution, reimbursement, wrongful discharge, detrimental reliance, or tortious interference with any alleged contract or business relationship (existing or prospective), or any Claim seeking severance, benefits, bonuses, or compensation of any kind (including compensation for attorneys’ fees and costs), that Employee has or could assert against Released Parties, arising from or relating to any fact or circumstance, conduct, matter, event or omission existing or occurring before Employee signs this Agreement, and any monetary or other personal relief for such Claims.

This is a GENERAL RELEASE.

3.1    The release of rights in this Section 3 does not extend to:

(a)	Any claims for vested benefits under any Company retirement, 401(k), profit-sharing, or other deferred compensation plan;

(b)	Any claim to enforce or to interpret, determine the scope, meaning, enforceability, or effect of this Agreement;

(c)	Any claim that arises after Employee signs this Agreement;

(d)	Any claim for worker’s compensation benefits or unemployment compensation benefits.

(e)	Any other claims which, by law, Employee cannot waive.

4.    Initiation of Legal Action. Except as otherwise provided in Section 4.1 below, Employee agrees that Employee will not initiate or institute any claim, lawsuit, or action against Released Parties asserting any claims released in Section 3 hereof. If Employee breaches Employee’s promise in this Section 4 and files a claim or otherwise pursues claims that Employee has released, Employee shall pay for all costs incurred by the Released Parties, including without limitation, reasonable attorneys’ fees, in defending against Employee’s claim.

4.1.    Any provision to the contrary notwithstanding, nothing in this Agreement is intended to prohibit Employee from reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the DOJ, the SEC, Congress, or any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state, or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. Employee is entitled to make reports and disclosures or otherwise take action under this section without prior authorization from or subsequent notification to the Company. Similarly, nothing set forth in this Agreement limits Employee’s right to receive a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended, or for information provided to the DOL or any other government agency, commission or entity. In addition, nothing in this Agreement shall be construed to restrict or interfere with:

(a)	Employee’s obligation to testify truthfully in any forum and/or disclose information or produce documents as required by law;

(b)	Employee’s right and/or obligation to contact, cooperate with, provide information or testimony to, or otherwise participate in any action, investigation, or proceeding conducted by any government agency or commission (including, but not limited, to the NLRB, EEOC, or SEC); or

(c)

Employee’s right to file a lawsuit or administrative action/charge with any government agency or commission (including, but not limited, to, the NLRB, EEOC, or SEC). Except as otherwise set forth above, however, Employee agrees that Employee shall not be entitled to, nor shall Employee accept, any monetary or other individual relief, including but not limited to attorneys’ fees, that may be obtained in any such proceeding.

5.    Return of Property and Nondisclosure of Confidential Information.

5.1.    Employee agrees to return to the Company:

(a)	all keys/access cards and other property of the Company including, but not limited to, cellular phones, laptop computers, vehicles, credit cards, etc.; and

(b)

all documents, materials, and/or information in Employee’s possession, custody, or control related to any Released Party including, but not limited to, business and financial information, prices, terms, costs, and profit margins; customer or prospective customer lists, schedules, or data; financial records; business, legal, accounting, marketing, and/or public relations strategy materials or plans; protocols, policies, and procedures; methods of doing business; financial condition and/or accounting reports; new, existing, or proposed programs and services; bids or estimates; sales information; and any information maintained in electronic format or contained in any computer file maintained by Employee during or in connection with Employee’s employment with the Company.

5.2    Employee certifies that Employee has not kept the originals or copies of any documents, files, or other property of Released Parties.

5.3    Employee further agrees that Employee will not divulge to others or use for Employee’s own benefit or the benefit of any third party any confidential or proprietary information relating to Released Parties’ business and operations or affiliates, which is not generally known by or readily accessible to the public, and which was obtained during the course of employment.

5.4.    Notwithstanding the above, nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA as follows do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii)

solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

5.5.     In the event Employee receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential and/or proprietary information that Employee created or acquired in the course of employment, Employee agrees to notify immediately the Company’s Chief Legal Officer by telephone at (215) 826-2814; and in writing, via first class mail, at the following address: Chief Legal Officer, StoneMor Partners L.P., 3600 Horizon Blvd., Suite 100, Trevose, PA 19053. A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. Employee shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Company may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. This obligation shall not apply in the event of requests or demands for confidential information from the government (federal, state or local).

6.    Taxation. Any payment required under this Agreement shall be subject to all the requirements of applicable law with respect to filing, making of reports, and the like. Employee acknowledges and agrees that the Released Parties have made no representation to Employee regarding the taxability of the consideration reflected in Section 2.1 hereof. Employee is encouraged to secure independent legal advice and consultation in connection with the tax treatment of the consideration reflected in Section 2.1 and any rights Employee may be relinquishing pursuant to this Agreement. Except as otherwise set forth herein, Employee further certifies that Employee has not relied on any representations or statements made by any Released Party or their counsel or representatives in executing this Agreement.

7.    Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

8.    Controlling Law. Except as preempted by ERISA, this Agreement shall be governed by and interpreted under the internal laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

9.    Confidentiality. Employee shall not disclose the fact of or terms of this Agreement including, but not limited to, the consideration, except that Employee may reveal only the fact of this Agreement and the consideration to Employee’s spouse (past, current, and future), children (current and future), accountants, and/or attorneys, who shall be informed by Employee of and bound by this confidentiality requirement; and to the extent disclosure is compelled by law. Neither Employee nor any of Employee’s representatives shall in any way publicize in or give comment to any print, broadcast or electronic medium (including, but not limited to, the Internet) as to the fact of this Agreement and/or the terms and conditions of this Agreement, including, without limitation, the consideration. Employee shall not, however, be precluded from disclosing the terms and conditions of this Agreement in a subsequent proceeding relating to breach or enforcement of this Agreement.

10.     Nondisparagement. Subject to the retained rights set forth in Section 4 above, Employee covenants and agrees that Employee shall not in any form or to any person criticize, denigrate, or disparage any Released Party, including but not limited to their competence, management, employees, services, character, reputation, or work environment for any action or inaction prior to the Separation Date.

11.    References. Upon receipt of a reference request or inquiry from or authorized by Employee, the Company will follow its standard procedures for responding to such request or inquiry and provide Employee’s name, dates of employment, and position(s) held as the only response to any request from a prospective employer seeking reference information regarding Employee, and further state that it is the Company’s general policy to provide only this limited information. In addition, should Employee provide the prospective employer with salary history information, the Company may confirm or deny the accuracy of such information. To ensure compliance with this section, Employee agrees to direct any and all prospective employers seeking a reference to the Company’s Human Resources Department only.

12.    Unemployment Compensation Benefits. The Company agrees not to contest any claim for unemployment compensation benefits, provided, however, that the Company may provide complete and truthful information in response to any request for information received in connection therewith. Employee acknowledges and agrees that any determination of eligibility for benefits is made solely by the Unemployment Compensation Board and not by the Company and that this Agreement shall remain in full force and effect even if Employee’s application for such benefits is denied or benefits reduced as a result of the consideration recited herein.

13.    Entire Agreement. Employee and the Company affirm that this Agreement sets forth the entire agreement between the parties and, except as to any confidentiality and non-competition obligations, and any arbitration agreement executed by Employee, supersedes all prior or contemporaneous agreements or understandings between the parties with respect to the subject matter contained herein. Further, there are no representations, arrangements or understandings, either oral or written, between the parties, which are not fully expressed herein. Unless otherwise noted, all references to a number of days throughout this Agreement refer to calendar days. Finally, no alteration or other modification of this Agreement shall be effective unless made in writing and signed by both parties. All section headings are not part of this Agreement and are for convenience of reference only.

14.    Cooperation. If Employee is or becomes a party or witness to, or is determined to have any knowledge of any facts or issues relating to any claims, demands, litigation, administrative action, investigation, or any other judicial or quasi-judicial proceeding involving Released Parties, Employee agrees to cooperate fully with Released Parties pertaining to such matter, including, but not limited to, making himself or herself available to Released Parties and their legal counsel.

15.    No Duty to Rehire. Employee acknowledges and agrees that no Released Party has a duty to hire, employ, rehire, or reemploy Employee in the future.

16.    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered by hand, delivery service (postage prepaid), U.S. Mail (postage prepaid), or e-mail, as follows:

If to the Company:

Gina Mack

Vice President, Human Resources

StoneMor Partners L.P.

Suite 100

3600 Horizon Blvd.

Trevose, PA 19053

gmack@stonemor.com

If to Employee:

Ken Lee

32 Radcliff Dr.

Doylestown, PA 18901

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to the other party hereto, in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received, if delivered by hand or overnight express delivery service, and three days after deposit in mail, if sent by first class mail.

17.     Protections to Assure Knowing and Voluntary Waiver of Rights. Employee acknowledges that Employee has read this Agreement and understands all of its terms. Employee further acknowledges that Employee signs and enters into this Agreement knowingly and voluntarily with full knowledge of its significance. In accordance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”), pertaining to the waiver of any rights under the Age Discrimination in Employment Act, Employee acknowledges that the Company has advised, and hereby again advises, Employee to consult with an attorney prior to executing this Agreement. Additional information, which must be provided to Employee pursuant to the OWBPA, is attached to this Agreement as Exhibit “A.” Employee acknowledges that the Company has given Employee a period of forty-five (45) days to consider this Agreement. Employee understands that Employee’s signature on this Agreement prior to the expiration of that consideration period constitutes an irrevocable waiver of that period under the OWBPA. Employee further understands that Employee has been given a period of seven (7) days following execution of this Agreement within which to revoke his or her acceptance of this Agreement. Employee understands that this Agreement will not become effective or enforceable until the revocation period has expired. Notice of revocation must be received, in writing, by the Company at the address specified in Section 16 above, by 9:00 a.m. on the eighth (8th) day following execution of this Agreement. Employee affirms that the only consideration for the signing of this Agreement are the terms stated herein and that no other promise or agreement of any kind has been made to Employee by any person or entity whatsoever to induce Employee to sign this Agreement.

18.     Non-Solicitation. Employee agrees that for a period of two (2) years following the Separation Date, Employee will not, directly or indirectly, solicit, recruit, induce or attempt to influence any current or prospective employee of the Company to terminate or not establish an employment relationship with the Company.

19.     Interpretation of Agreement. Nothing in this Agreement is intended or shall be construed to violate any applicable law. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be overbroad, invalid, or otherwise unenforceable in any jurisdiction, it shall not affect any other provision or application of this Agreement that can be given effect without such provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. To this end the provisions of this Agreement are severable.

20.    Counterparts. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in establishing proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

21.    Failure to Enforce Not Considered Waiver. Failure of the parties hereto to complain of any act or omission on the part of the other party(s) no matter how long the same may continue, shall not be deemed to be a waiver by said party(s) of any of its rights hereunder. No waiver by any of the parties hereto at any time, express or implied, of any breach of any provision of this Agreement shall be deemed a waiver or breach of any other provision. No acceptance of any partial payment shall constitute an accord and satisfaction, but shall only be deemed a part payment on account.

22.    Breach. In the event one party breaches any part or parts of this Agreement, legal proceedings may be instituted against that party to enforce the Agreement. Except where prohibited by law, the party found to be in breach of this Agreement shall reimburse the non-breaching party for its reasonable costs and expenses, including attorneys’ fees and costs, incurred in enforcing this Agreement.

23.    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs and successors. The Company may assign this Agreement to any person or entity, including, but not limited to, any successor, parent, subsidiary or affiliated entity of the Company. The Company also may assign this Agreement in connection with any sale or merger (whether a sale or merger of stock or assets or otherwise) of the Company or the business of the Company. Employee expressly consents to the assignment of the commitments, restrictions and undertakings set forth in this Agreement, including Sections 5, 14 and 18, to any new owner of the Company’s business or purchaser of the Company. Employee may not assign, pledge, or encumber his interest in nor assign or delegate his obligations under this Agreement, or any part thereof.

PLEASE READ THIS AGREEMENT CAREFULLY – IT CONTAINS A GENERAL

RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, intending to be legally bound hereby, Ken Lee hereby accepts the terms and conditions offered above and hereby executes this Agreement.

Dated: 2/2, 2019	/s/ Ken Lee
Ken Lee

Witness

Dated: 2/2, 2019	/s/ Pam S. Lee
Pam S. Lee

2.	StoneMor GP LLC

IN WITNESS WHEREOF, intending to be legally bound hereby, StoneMor GP LLC has executed this Agreement by its duly authorized representative.

Dated: 2/12, 2019	/s/ Gina Mack
Title: Vice President, Human Resources